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                                 EXHIBIT NO. 21

                         SUBSIDIARIES OF THE REGISTRANT


SM&A Corporation (East), a California corporation
Steven Myers & Associates, Inc., a California corporation
Staminet, Inc., a California corporation (a subsidiary of SM&A
     Corporation (East))